August 8, 2003


Mr. Brian K. Service
123 Red Hill Circle
Tiburon, CA 94920

Dear Brian:

This letter agreement will set forth the agreement among 3D Systems Corporation (the "Company") and yourself relating to the matters described below:

     1. By execution of this letter agreement you resign from the office of Chief Executive Officer and from membership on the Board of Directors of the Company, as well as from any other officer or director positions which you hold with the Company or any of its subsidiaries and affiliates, effective immediately.

     2. With respect to your employment agreement dated October 15, 2002 (the "Employment Agreement"), and the consulting agreement dated November 18, 2002, between 3D Systems, Inc. and Brian K. Service, Inc. (the "Consulting Agreement"), you will receive the following payments in full settlement of all of the Company's obligations under those agreements, except for the indemnification provision contained in the Consulting Agreement which will expressly remain in full force and effect pursuant to the terms of the Consulting Agreement and this letter agreement and which paragraph is incorporated by reference herein (1):

-------------

1 The Indemnification provision of the Consulting Agreement provides as follows: Except in the case of willful misconduct or gross negligence, the Company shall indemnify, defend, and hold BKS, its officers, directors, principals, and associates, affiliates, employees, agents, and counsel, harmless against any damages, costs, fines, penalties, liabilities, attorneys' and others professional fees and disbursements, suffered, incurred by, or asserted against, BKS, its officers, directors, principals, and associates, affiliates, employees, agents, and/or counsel, including any amounts incurred or paid in settlement or any judgment of any action, suit, or proceeding brought under any statute, at common law, or otherwise, which arises under or in connection with the performance by BKS of services pursuant to this agreement and any amendment or modification thereto. The obligations of 3D Systems under this paragraph are hereinafter collectively referred to as "Indemnity Obligations." The Indemnity Obligations shall survive, for a period of five (5) years, any termination of BKS' services under this agreement and any amendment or modification thereto. The Company agrees to promptly tender any payments due BKS, its officers, directors, principals and associates, affiliates, employees, agents, and/or counsel, under or in respect of the Indemnity Obligations, within three (3) business days following written demand by BKS, its officers, directors, principals, and associates, affiliates, employees, agents and/or counsel.


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          a.   a total of $210,211 under the Employment Agreement payable in eleven bi-weekly payments of $17,809 commencing on August 8, 2003 and one payment of $14,312 on December 31, 2003; and

          b. a total of $90,000 under the Consulting Agreement payable in six equal installments of $15,000 on the 15th day of each of August, September, October, November and December, 2003 and January 2004.

3. The Employment Agreement and the Consulting Agreement are terminated as of the date hereof and of no further force or effect; provided however, that the indemnification provision in the Consulting Agreement shall remain in full force and effect pursuant to its terms.

4. Commencing on the date hereof and continuing for a 24 month period (except as provided below) you shall be an employee of the Company. Your principal duties shall include consultation and reasonable assistance with regard to:
     (a) transition of a new chief executive officer; (b) the commercial relationships between the Company and certain other parties which are currently under negotiation; (c) any pending or future litigation or threats of litigation and other legal or regulatory matters relating to the Company (including without limitation the pending Department of Justice subpoena). Your compensation shall consist of a bi-weekly base salary of $3,615.38. You shall not be entitled to participate in the Company's bonus plans, or otherwise be entitled to a bonus. You agree that you will waive, to the maximum extent permitted by law, any and all non-salary benefits you would normally enjoy as a 3D Systems Corporation employee, including without limitation group insurance, (including group health, dental, vision, life insurance, and long term disability insurance), a 401(k) plan, employee stock purchase plan and flexible spending accounts. Notwithstanding anything to the contrary contained herein or in any other agreement between you and the Company, your employment may be terminated at any time by the Company for cause, which shall be defined as conduct involving moral turpitude or gross or habitual neglect of your duties.

5. The Company agrees that it will provide you with personal legal representation, if any is required, with respect to the current Department of Justice subpoena (and any future actions or investigations by the Department of Justice arising out of such subpoena) and the current inquiry by the Securities and Exchange Commission (and any future actions or investigations by the Commission arising out of such inquiry), through legal counsel selected and paid by the Company (which counsel is reasonably acceptable to you), subject to the execution by you of such joint defense agreements and other arrangements as may be required by legal counsel for the Company.

6. Release/Waiver Under Section 1542 of the California Civil Code. You, on behalf of yourself and Brian K. Service Inc. ("BKS") and your respective affiliates, and their respective officers, directors, agents and representatives (collectively, the "Releasing Parties") waive and release the Company and its affiliates, and their respective officers, directors, agents and representatives (the "Released Parties") from all claims the Releasing Parties have or may have against the Released Parties arising out of facts or circumstances existing at or prior to the date hereof, other than for cash payments expressly provided for in the Employment Agreement and the Consulting Agreement (the "Disputes"). The Releasing Parties expressly waive all claims including, without limitation, any and all rights under Section 1542 of the Civil Code of the State of California which provides as follows:

               A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

     This waiver and release extends to any right or benefit which the Releasing Parties have or may have under any similar law or rule of any other jurisdiction pertaining to the Disputes. It is your intention, through this Agreement, fully, finally, and forever to settle and release all such matters and claims relative thereto which have existed, do now exist or may exist between the parties arising out of or related to the Disputes. In furtherance of such intention, the release herein given shall be, and remain in effect as, a full and complete release of such matters notwithstanding the discovery of the existence of any additional claims or facts relating thereto. You acknowledge that, other than the indemnification provision of the Consulting Agreement, the Option Agreement and Certificate dated as of October 15, 2002 and this letter agreement, the Company is not a party to or in any manner bound by any contract or agreement with any of the Releasing Parties. It is expressly understood by the parties that the indemnification clause in the Consulting Agreement survives this Agreement and the General Release contained herein.

     7. This letter agreement will be governed by and construed in accordance with the laws of the State of California, without giving effect to any choice of law principles. This letter agreement constitutes the entire understanding between the Company and you regarding the subject matter contained herein and supersedes all prior understandings or agreements by or among us whether written or oral, to the extent they relate to the subject matter hereof. The provisions of this letter agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions. The Company and you have participated jointly in the negotiation and drafting of this letter agreement. If an ambiguity or question of intent arises, this letter agreement will be construed as if drafted jointly by the Company and you.

If this reflects your understanding, please so indicate by executing this letter agreement in the space provided below and returning a copy to me.

Sincerely,
3D SYSTEMS CORPORATION


    /s/ Charles W. Hull
By: --------------------------
    Charles W. Hull
Its Executive Vice President


Accepted and agreed to as of this
8th day of August, 2003



/s/ Brian K. Service
----------------------------------
Brian K. Service
For himself individually and on
behalf of Brian K. Service, Inc.